Exhibit 3.4

IROQUOIS VALLEY FARMLAND REIT, PBC

2023 Equity Incentive Plan

1.                   Purposes of the Plan. The purposes of this 2023 Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to Employees and Consultants; and to promote the success of the Company’s business and public benefit purpose. Awards that may be granted under the Plan include Incentive Stock Options, Nonstatutory Stock Options, and Restricted Stock.

2.                   Definitions. As used herein, the following definitions shall apply:

(a)                “Administrator” means the Board, a Committee, or a delegate appointed by the Board.

(b)                “Affiliate” means an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity; or an entity other than a Subsidiary in which the Company or one or more Subsidiaries own a controlling interest.

(c)                “Applicable Laws” means all applicable laws, rules, regulations, and requirements, including but not limited to, all applicable U.S. federal or state laws, any Stock Exchange rules or regulations, and the applicable laws, rules, or regulations of any other country or jurisdiction where Options or Restricted Stock are granted under the Plan or Participants reside or provide services, as such laws, rules, and regulations shall be in effect from time to time.

(d)                “Award” means any award of an Option or Restricted Stock under the Plan.

(e)                “Board” means the Board of Directors of the Company.

(f)                 “Cashless Exercise” means a program approved by the Administrator in which payment of the Option exercise price or tax withholding obligations or other required deductions may be satisfied, in whole or in part, with Shares subject to the Option, including by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Company) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of such amount.

(g)                “Cause” for termination of a Participant’s Continuous Service Status will exist (unless another definition is provided in an applicable Option Agreement, Restricted Stock Grant Agreement, employment agreement, or other applicable written agreement) if the Participant’s Continuous Service Status is terminated for any of the following reasons:

(i)                 any breach by Participant of any material provision of any written agreement between Participant and the Company and Participant’s failure to cure (if curable) such breach within 30 days after receiving written notice thereof;

(ii)               any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time;

(iii)             neglect or persistent unsatisfactory performance of Participant’s duties and Participant’s failure to cure such condition within 30 days after receiving written notice thereof;

(iv)              Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer (or their designee) and Participant’s failure to cure (if curable) such condition within 30 days after receiving written notice thereof;

(v)                Participant’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company;

(vi)              Participant’s commission of or participation in an act of fraud or act of dishonesty against the Company;

(vii)            Participant’s intentional material damage to the Company’s business, property, or reputation; or

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(viii)          Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of their relationship with the Company.

(ix)              Participant’s nonconforming in a material way with the Company's written policies against discrimination or harassment, which nonconformance is not cured (if curable) within 10 days after written notice to the Participant is provided by the Company; or

(x)                Participant’s gross misconduct.

A termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability. The determination as to whether a Participant’s Continuous Service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

(h)                “Change of Control” means a transaction or series of related transactions resulting in:

(i)                 a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below);

(ii)               a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity; or

(iii)             any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities.

(iv)              Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board.

(i)                 “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j)                 “Committee” means one or more committees or subcommittees of the Board consisting of two or more Directors (or such lesser or greater number of Directors as shall constitute the minimum number permitted by Applicable Laws to establish a committee or sub-committee of the Board) appointed by the Board to administer the Plan in accordance with Section 4 below.

(k)                “Common Stock” means the Company’s common stock.

(l)                 “Company” means Iroquois Valley Farmland REIT, PBC, a Delaware public benefit corporation.

(m)              “Consultant” means any person or entity, including an advisor but not an Employee, that renders or has rendered services to the Company, or any Parent, Subsidiary or Affiliate and is compensated for such services; or any Director whether compensated for such services or not.

(n)                “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. To the extent permitted by law, the Administrator or an Officer designated by the Administrator, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by that party, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.

(o)                “Director” means a member of the Board.

(p)                “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

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(q)                “Employee” means any person employed by the Company, or any Parent, Subsidiary, or Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Company in its sole discretion, subject to any requirements of Applicable Laws, including the Code. The payment by the Company of a director’s fee shall not cause the director to be considered an “Employee” for the purposes of the Plan.

(r)                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)                 “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such other entity’s voting securities outstanding immediately after such transaction.

(t)                 “Fair Market Value” means, as of any date, the per share fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants.

(u)                “Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

(v)                “Incentive Stock Option” means an Option intended to, and which does, in fact, qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w)              “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority (or any successor thereto).

(x)                “Nonstatutory Stock Option” means an Option that is not intended to, or does not, in fact, qualify as an Incentive Stock Option.

(y)                “Option” means a stock option granted pursuant to the Plan.

(z)                “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(aa)             “Option Exchange Program” means a program approved by the Administrator whereby outstanding Options (i) are exchanged for Options with a lower exercise price, Restricted Stock, cash, or other property or (ii) are amended to decrease the exercise price as a result of a decline in the Fair Market Value.

(bb)            “Optioned Stock” means Shares that are subject to an Option or that were issued pursuant to the exercise of an Option.

(cc)             “Optionee” means an Employee or Consultant who receives an Option.

(dd)            “Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company if, at the time of grant of the Award, each of the entities other than the Company owns securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in such chain. An entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ee)             “Participant” means any holder of one or more Awards or Shares issued pursuant to an Award, in each case that were granted pursuant to the Plan.

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(ff)               “Plan” means this 2023 Equity Incentive Plan.

(gg)            “Restricted Stock” means Shares acquired pursuant to a right to purchase or receive Common Stock granted pursuant to Section 8 below.

(hh)            “Restricted Stock Grant Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of Restricted Stock granted under the Plan and includes any documents attached to such agreement.

(ii)               “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(jj)               “Share” means a share of Common Stock, as adjusted in accordance with Section 10 below.

(kk)            “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(ll)               “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of grant of the Award, each of the entities other than the last entity in the unbroken chain owns securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in such chain. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(mm)        “Ten Percent Holder” means a person who owns securities representing more than 10% of the voting power of all classes of securities of the Company or any Parent or Subsidiary measured as of an Award’s date of grant.

3.                   Stock Subject to the Plan. Subject to the provisions of Section 10 below, the maximum aggregate number of Shares that may be issued under the Plan is 6,000 Shares, all of which Shares may be issued under the Plan as Incentive Stock Options, Nonstatutory Stock Options, or Restricted Stock. The Shares issued under the Plan may be authorized, but unissued, or reacquired Shares. If an Award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company (including upon forfeiture to or repurchase by the Company in connection with the termination of a Participant’s Continuous Service Status) shall again be available for future grant under the Plan. Notwithstanding the foregoing, subject to the provisions of Section 10 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan as Incentive Stock Options exceed the number set forth in the first sentence of this Section 3 plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that again become available for issuance pursuant to the remaining provisions of this Section 3.

4.                   Administration of the Plan.

(a)                General. The Plan shall be administered by the Board, a Committee appointed by the Board, or any combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by Applicable Laws, the Board may authorize one or more officers of the Company to make Awards under the Plan to Employees and Consultants (who are not subject to Section 16 of the Exchange Act) within parameters specified by the Board.

(b)                Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and dissolve a Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3 or Section 162(m) of the Code, to the extent permitted or required by such provisions.

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(c)                Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its sole discretion:

(i)                 to determine the Fair Market Value in accordance with Section 2(t) above, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii)               to select the Employees and Consultants to whom Awards may from time to time be granted;

(iii)             to determine the number of Shares to be covered by each Award;

(iv)              to approve the form(s) of agreement(s) and other related documents used under the Plan;

(v)                to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions include the exercise or purchase price, the time or times when Awards may vest or be exercised (which may be based on performance criteria), the circumstances (if any) when vesting will be accelerated or forfeiture restrictions will be waived, and any restriction or limitation regarding any Award, Optioned Stock, or Restricted Stock;

(vi)              to amend any outstanding Award or agreement related to any Optioned Stock or Restricted Stock, including any amendment adjusting vesting (e.g., in connection with a change in the terms or conditions under which such person is providing services to the Company), provided that no amendment shall be made that would materially and adversely affect the rights of any Participant without their consent;

(vii)            to determine whether and under what circumstances an Option may be settled in cash under Section 7(c)(iii) below instead of Common Stock or under what circumstances an Option may be exercised through a Cashless Exercise program;

(viii)          subject to Applicable Laws, to implement an Option Exchange Program and establish the terms and conditions of such Option Exchange Program without consent of the holders of capital stock of the Company, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Participant shall be made without their consent;

(ix)              to approve addenda pursuant to Section 19 below or to grant Awards to, or to modify the terms of, any outstanding Option Agreement or Restricted Stock Grant Agreement or any agreement related to any Optioned Stock or Restricted Stock held by Participants who are foreign nationals or employed outside of the U.S. with such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom which deviate from the terms and conditions set forth in this Plan to the extent necessary or appropriate to accommodate such differences;

(x)                to authorize any person to execute on behalf of the Company any instrument required to effect the grant of any Award previously granted by the Administrator;

(xi)              to construe and interpret the terms of the Plan, any Option Agreement or Restricted Stock Grant Agreement, and any agreement related to any Optioned Stock or Restricted Stock, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(xii)            to make all other determinations contemplated by the Plan or as otherwise deemed necessary or advisable for administering the Plan.

(d)                Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee (including officers of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions taken in bad faith or failures to act in good faith, and (ii) any and all amounts paid by them in settlement thereof, with the Company’s approval, or paid by them in satisfaction of any judgment in any such claim, action, suit, or proceeding against them, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before they undertakes to handle and defend it on their own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws (each, as amended), by contract, as a matter of law, or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

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5.                   Eligibility.

(a)                Recipients of Grants. Nonstatutory Stock Options and Restricted Stock may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries (including Iroquois Valley Farms LLC). Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b)                Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c)                ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b) above, to the extent that the aggregate Fair Market Value of Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, options in excess of $100,000 shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such option.

(d)                No Employment Rights. Neither the Plan nor any Award shall confer upon any Employee or Consultant any right with respect to continuation of an employment or consulting relationship with the Company (any Parent, Subsidiary or Affiliate), nor shall it interfere in any way with such Employee’s or Consultant’s right or the Company’s (Parent’s, Subsidiary’s, or Affiliate’s) right to terminate their employment or consulting relationship at any time, with or without cause.

6.                   Term of Plan. The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of 10 years unless sooner terminated under Section 14 below.

7.                   Options.

(a)                Option Agreements. Each Option will be in such form and will contain such terms and conditions as the Administrator deems appropriate. The provisions of separate Options need not be identical; provided, however, that each Option Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Option Agreement or otherwise) the substance of each of the following provisions of this Section.

(b)                Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than 10 years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

(c)                Option Exercise Price and Consideration.

(i)                 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

(1)                In the case of an Incentive Stock Option

a.                   granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value on the date of grant;

b.                   granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value on the date of grant;

(2)                Except as provided in subsection (3) below, in the case of a Nonstatutory Stock Option the per Share exercise price shall be such price as is determined by the Administrator, provided that, if the per Share exercise price is less than 100% of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws; and

(3)                Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

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(ii)               Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option and to the extent required by Applicable Laws, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) a Cashless Exercise; or (4) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

(d)                Exercise of Option.

(i)                 General.

(1)                Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of the Plan and reflected in the Option Agreement, including vesting requirements or performance criteria with respect to the Company, and Parent, Subsidiary or Affiliate, or the Optionee.

(2)                Leave of Absence. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Options shall be paused during any leave of absence.

a.                   Incentive Stock Option. Notwithstanding the foregoing, if an Employee is holding an Incentive Stock Option and such Employee’s leave exceeds three months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first day following such three-month period and the Incentive Stock Option shall thereafter automatically become a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is provided by contract, by Applicable Laws, or otherwise pursuant to a written Company policy.

(3)                Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been received by the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised and has paid, or made arrangements to satisfy, any applicable taxes, withholding, required deductions or other required payments in accordance with Section 9 below. The exercise of an Option shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(4)                Rights as Holder of Capital Stock. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock is issued, except as provided in Section 10 below.

(ii)               Termination of Continuous Service Status. The Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. To the extent that an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, the following provisions shall apply:

(1)                General Provisions. If the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified below, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to this Section 7).

(2)                Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of their Disability, such Optionee may exercise any outstanding Option at any time within 12 months following such termination to the extent the Optionee is vested in the Optioned Stock.

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(3)                Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of any outstanding Option or within three months following termination of the Optionee’s Continuous Service Status, the Option may be exercised by any beneficiaries designated in accordance with Section 16 below, or if there are no such beneficiaries, by the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, at any time within 12 months following the date the Optionee’s Continuous Service Status terminated, but only to the extent the Optionee is vested in the Optioned Stock.

(4)                Termination for Cause. The determination as to whether a Participant’s Continuous Service Status has been terminated for Cause shall be made in the sole discretion of the Company and shall be final and binding on the Participant. In the event of termination of an Optionee’s Continuous Service Status for Cause, any outstanding Option (including any vested portion thereof) held by such Optionee shall immediately terminate in its entirety upon first notification to the Optionee of termination of the Optionee’s Continuous Service Status for Cause. If an Optionee’s Continuous Service Status is suspended pending an investigation of whether the Optionee’s Continuous Service Status will be terminated for Cause, all the Optionee’s rights under any Option, including the right to exercise the Option, shall be suspended during the investigation period. Nothing in this Section 7(c)(ii)(2) shall in any way limit the Company’s right to purchase unvested Shares issued upon exercise of an Option as set forth in the applicable Option Agreement.

(5)                Termination other than Upon Disability or Death or for Cause. In the event of termination of an Optionee’s Continuous Service Status other than under the circumstances set forth in the subsections 7(c)(ii)(2) through (4) above such Optionee may exercise any outstanding Option within such period of time ending on the earlier of (a) the date three months following the termination of Continuous Service Status or (b) the expiration of the term of the Option as set forth in the Option Agreement.

(6)                Transfer or Change in Status. Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or from a Consultant to an Employee.

(iii)             Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made. The Administrator may include in an Option Agreement a provision that gives the Company the right to buy back vested Options during a three-month period commencing on the termination of Optionee’s Continuous Service Status.

(iv)              No Obligation to Notify. The Company will have no duty or obligation to any Optionee to advise such Optionee as to the time or manner of exercising any Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such Optionee of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised.

8.                   Restricted Stock.

(a)                Rights to Purchase. When a right to purchase or receive Restricted Stock is granted under the Plan, the Company shall advise the recipient in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, if any (which shall be as determined by the Administrator, subject to Applicable Laws, including any applicable securities laws), and the time within which such person must accept such offer. The permissible consideration for Restricted Stock shall be determined by the Administrator and shall be the same as is set forth in Section 7(b)(ii) above with respect to exercise of Options. The offer to purchase Shares shall be accepted by execution of a Restricted Stock Grant Agreement in the form determined by the Administrator.

(b)                Repurchase Option.

(i)                 General. Unless the Administrator determines otherwise, the Restricted Stock Grant Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Participant’s Continuous Service Status for any reason (including death or Disability) at a purchase price for Shares equal to the original purchase price paid by the purchaser to the Company for such Shares and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

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(ii)               Leave of Absence. The Administrator shall have the discretion to determine at any time whether and to what extent the lapsing of Company repurchase rights shall be paused during any leave of absence.

(iii)             Transfer or Change in Status. Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or from a Consultant to an Employee.

(c)                Other Provisions. The Restricted Stock Grant Agreement shall contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Grant Agreements need not be the same with respect to each Participant.

(d)                Rights as a Holder of Capital Stock. Once the Restricted Stock is purchased or received, the Participant shall have the rights equivalent to those of a holder of capital stock and shall be a record holder when their purchase and the issuance of the Shares is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock is purchased or received, except as provided in Section 10 below. Notwithstanding anything herein to the contrary, if the Company declares cash dividends on the Shares of the Company prior to the vesting of a Participant’s Restricted Stock, the dividend or other cash distribution will not be paid to the Participant prior to vesting. However, within 30 days after the date of vesting, the Company will pay a cash amount equal to the cash dividend (the “Unvested Dividends”) that would have been due to Participant but for the Restricted Stock being unvested. If Participants enrolls in the Company’s Dividend Reinvestment Plan (the “DRIP”), any shares that would have been due to Participant pursuant to the DRIP (the “DRIP Shares”) but for the Restricted Stock being unvested will be issued to Participant pursuant to the DRIP within 30 days after the date of vesting. The Unvested Dividends or the DRIP Shares, as applicable, shall be subject to any applicable repurchase rights that the Company holds.

9.                   Taxes.

(a)                As a condition of the grant, vesting and exercise of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) shall make such arrangements as the Administrator may require for the satisfaction of any applicable U.S. federal, state, local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

(b)                The Administrator may, to the extent permitted under Applicable Laws, permit a Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) to satisfy all or part of their tax, withholding, or any other required deductions or payments by Cashless Exercise or by surrendering Shares (either directly or by stock attestation) that he or she previously acquired; provided that, unless specifically permitted by the Company, any such Cashless Exercise must be an approved broker-assisted Cashless Exercise or the Shares withheld in the Cashless Exercise must be limited to avoid financial accounting charges under applicable accounting guidance and any such surrendered Shares must have been previously held for any minimum duration required to avoid financial accounting charges under applicable accounting guidance. Any payment of taxes by surrendering Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

10.               Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a)                Changes in Capitalization. Subject to any action required under Applicable Laws by the holders of capital stock of the Company, (i) the numbers and class of Shares or other stock or securities: (x) available for future Awards under Section 3 above and (y) covered by each outstanding Award, (ii) the exercise price per Share of each such outstanding Option, and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, shall be automatically proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the Shares or subdivision of the Shares. In the event of any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to the Shares payable in a form other than Shares in an amount that has a material effect on the Fair Market Value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the Administrator shall make appropriate adjustments, in its discretion, in one or more of (i) the numbers and class of Shares or other stock or securities: (x) available for future Awards under Section 3 above and (y) covered by each outstanding Award, (ii) the exercise price per Share of each outstanding Option and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, and any such adjustment by the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. If, by reason of a transaction described in this Section 10(a) or an adjustment pursuant to this Section 10(a), a Participant’s Award agreement or agreement related to any Optioned Stock or Restricted Stock covers additional or different shares of stock or securities, then such additional or different shares, and the Award agreement or agreement related to the Optioned Stock or Restricted Stock in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award, Optioned Stock, and Restricted Stock prior to such adjustment.

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(b)                Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action and the Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, unless otherwise determined by the Administrator.

(c)                Change of Control. In the event of a Change of Control, subject to the provisions of applicable Option Agreement(s) or Restricted Stock Grant Agreement(s), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide for one or more of the following in the event of a Change of Control: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the cancellation of such Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Change of Control over (2) the exercise price or purchase price paid or to be paid for the Shares subject to the Awards; or (D) accelerate the vesting, in whole or in part, of the Awards (and if applicable, the time at which the Award may be exercised), to the effective time of such Change of Control. Notwithstanding anything under this Plan, any Award agreement or otherwise, any escrow, holdback, earn-out or similar provisions agreed to pursuant to, or in connection with, a Change of Control shall, unless otherwise determined by the Board, apply to any payment or other right a Participant may be entitled to under this Plan, if any, to the same extent and in the same manner as such provisions apply generally to the holders of the Company’s Common Stock with respect to the Change of Control, but only to the extent permitted by Applicable Law, including Section 409A of the Code.

11.               Non-Transferability of Awards.

(a)                General. Except as set forth in this Section 11, Awards (or any rights of such Awards) may not be sold, pledged, encumbered, assigned, hypothecated, or disposed of or otherwise transferred in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Option may be exercised, during the lifetime of the holder of the Option, only by such holder or a transferee permitted by this Section 11.

(b)                Limited Transferability Rights. Notwithstanding anything else in this Section 11, the Administrator may in its sole discretion provide that any Nonstatutory Stock Options may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to Family Members. Further, beginning with (i) the period when the Company begins to rely on the exemption described in Rule 12h-1(f)(1) promulgated under the Exchange Act, as determined by the Board in its sole discretion, and (ii) ending on the earlier of (A) the date when the Company ceases to rely on such exemption, as determined by the Board in its sole discretion, or (B) the date when the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, an Option, or prior to exercise, the Shares subject to the Option, may not be pledged, hypothecated or otherwise transferred or disposed of, in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than to (i) persons who are Family Members through gifts or domestic relations orders, or (ii) to an executor or guardian of the Participant upon the death or disability of the Participant. Notwithstanding the foregoing sentence, the Board, in its sole discretion, may permit transfers of Nonstatutory Stock Options to the Company or in connection with a Change of Control or other acquisition transactions involving the Company to the extent permitted by Rule 12h-1(f).

12.               Non-Transferability of Stock Underlying Awards.

(a)                General. Notwithstanding anything to the contrary, no Participant or other stockholder shall Transfer (as such term is defined below) any Shares (or any rights of or interests in such Shares) acquired pursuant to any Award (including Shares acquired upon exercise of an Option) to any person or entity unless such Transfer is made in compliance with the Bylaws of the Company or is otherwise approved by the Company prior to such Transfer, which approval may be granted or withheld in the Company’s sole and absolute discretion. “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale (as such term is defined below) or other disposition of such security (including transfer by testamentary or intestate succession, merger or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any purported Transfer effected in violation of this Section 12 shall be null and void and shall have no force or effect and the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Plan or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

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(b)                Approval Process. Any Participant or stockholder seeking the approval of the Company to Transfer some or all of its Shares shall give written notice thereof to the Secretary of the Company that shall include: (1) the name of the stockholder; (2) the proposed transferee; (3) the number of shares of the Transfer of which approval is thereby requested; and (4) the purchase price, if any, of the Shares proposed for Transfer. The Company may require the Participant to supplement its notice with such additional information as the Company may request or as may otherwise be required by the Bylaws of the Company or the applicable Option Agreement, Restricted Stock Grant Agreement, or other applicable written agreement. In addition, such request for Transfer shall be subject to such right of first refusal, transfer provisions and any other terms and conditions as may be set forth in the applicable Option Agreement, Restricted Stock Grant Agreement, or other applicable written agreement.

13.               Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other date as is determined by the Administrator.

14.               Amendment and Termination of the Plan. The Board may at any time amend or terminate the Plan, but no amendment or termination shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without their consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain the approval of holders of capital stock with respect to any Plan amendment in such a manner and to such a degree as required.

15.               Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of any Option or purchase of any Restricted Stock, the Company may require the person exercising the Option or purchasing the Restricted Stock to represent and warrant at the time of any such exercise or purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is advisable or required by Applicable Laws. Shares issued upon exercise of Options or purchase of Restricted Stock prior to the date, if ever, on which the Common Stock becomes a Listed Security shall be subject to a right of first refusal in favor of the Company pursuant to which the Participant will be required to offer Shares to the Company before selling or transferring them to any third party on such terms and subject to such conditions as is reflected in the applicable Option Agreement or Restricted Stock Grant Agreement.

16.               Beneficiaries. If permitted by the Company, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. Except as otherwise provided in an Award agreement, if no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to any person who has the right to acquire the Award by bequest or inheritance.

17.               Approval of Holders of Capital Stock. If required by Applicable Laws, continuance of the Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted or, to the extent required by Applicable Laws, any date the Plan is amended. Such approval shall be obtained in the manner and to the degree required under Applicable Laws.

18.               Non-Uniform Treatment. The Administrator’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Administrator shall be entitled to make non-uniform and selective determinations, amendments, and adjustments, and to enter into non-uniform and selective Award agreements.

19.               Addenda. The Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Employees or Consultants, which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

20.               Use of Proceeds. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

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21.               Choice of Law; Dispute Resolution. The laws of the State of Delaware shall govern all questions concerning the construction, validity, and interpretation of this Plan, without regard to such state’s conflict of law rules. Any dispute or claim concerning any Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (JAMS) in Cook County, Illinois. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

22.               Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the date of grant of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

23.               Other Provisions. The Award agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including restrictions upon the exercise of the Awards, as the Administrator may deem advisable.

24.               Information to Holders of Options. In the event the Company is relying on the exemption provided by Rule 12h-1(f) under the Exchange Act, the Company shall provide the information described in Rule 701(e)(3), (4) and (5) of the Securities Act of 1933, as amended, to all holders of Options in accordance with the requirements thereunder until such time as the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company may request that holders of Options agree to keep the information to be provided pursuant to this Section confidential. If the holder does not agree to keep the information to be provided pursuant to this Section confidential, then the Company will not be required to provide the information unless otherwise required pursuant to Rule 12h-1(f)(1) of the Exchange Act.

25.               No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Subsidiary, Awards granted hereunder shall not be deemed “compensation” for purposes of computing benefits or contributions under any retirement plan of the Company or a Subsidiary, and shall not affect any benefits under any other benefit plan. The Plan is unfunded and is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted accordingly.

26.               Redemption Plan. Shares granted through the Plan (either in the form of Restricted Stock or Options to purchase such Shares) shall be eligible for redemption under the terms of the Company’s Stock Redemption Plan beginning five years after the date of grant; provided that unvested Shares shall not be eligible for redemption.

As adopted by the Board of Directors on July 28, 2023, and by the stockholders on September 13, 2023.

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